Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES PURCHASE OF PROPERTIES

IN POWDER RIVER BASIN COAL BED METHANE DEVELOPMENT

DENVER, February 16, 2006. Western Gas Resources, Inc. (“Western”) (NYSE:WGR) today announced it has signed a purchase and sale agreement to purchase certain coal bed methane (“CBM”) properties and related gathering assets in the Big George fairway of the Powder River Basin of Wyoming from an undisclosed seller for approximately $136.7 million before adjustments. Closing is expected to occur on or before March 15, 2006 and will be funded with amounts available under the company’s revolving credit facility.

The purchase price includes the drilling rights on approximately 40,000 gross and net acres and 110 drilled wells. Approximately 70 of the drilled wells are currently dewatering and the remaining 40 wells are awaiting hookup. The Company expects to drill an additional 145 Big George locations of which 75 to 80 wells will be drilled in 2006. The newly acquired acreage is located in two areas in the western portion of the Big George fairway and is approximately 10 to 12 miles from Western’s Kingsbury development area. Kingsbury is currently producing 72 gross million cubic feet per day (“MMcfd”) from the Big George coal.

Gas production is expected to begin in the third quarter of 2006. Net risked probable and possible reserves are estimated to be 109 billion cubic feet (“Bcf”). The Company estimates additional upside potential of 50 to 100 Bcf from other recompletion zones. The acquisition also includes a 12-mile gathering line delivering into Fort Union Gas Gathering.

Peter Dea, President and Chief Executive Officer of Western, stated, “These assets are an excellent fit with our existing leasehold and production in the Big George fairway of the Powder River Basin CBM play. At December 31, 2005, we had drilling rights on 523,000 net acres in the Powder River Basin CBM play and had 120 MMcfd of net production. This acquisition offers the same low-risk development that the Company has been successfully drilling for the last eight years in the Powder River Basin.”

Company Description. Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer. The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding acquisitions and future growth potential. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its projections are accurate. These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, unknown factors discovered in due diligence, changes in natural gas and NGL prices, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity, the success of third-party producers drilling near its systems and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
Email: rwirth@westerngas.com